Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan of our reports dated March 25, 2013, with respect to (i) the audited balance sheets of Armada Hoffler Properties, Inc.; and (ii) the combined financial statements and schedule of Armada Hoffler Properties, Inc. Predecessor included in its Registration Statement (Form S-11 File No. 333-187513) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

May 10, 2013